UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2011

ENCORE BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-33598	76-0655696
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Nine Greenway Plaza, Suite 1000 Houston, Texas 77046
(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code: (713) 787-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On January 28, 2011, Encore Bancshares, Inc. (the “Company”) publicly disseminated a press release announcing its financial results for the fourth quarter and year ending December 31, 2010 and contemporaneously furnished to the Securities and Exchange Commission these financial results on a Current Report on Form 8-K (the “Initial Report”).

Subsequent to the release of the financial results and the furnishing of the Initial Report, the Company received updated valuations on certain held-for-sale loans. As a result, the Company wrote down those loans. Additionally, the Company adjusted the calculation of its regulatory capital ratios because of the treatment of its deferred tax asset under regulatory guidelines.

For the fourth quarter of 2010, the Company recorded an additional write down of assets held-for-sale of $724,000 for a total write down of $4.5 million for the fourth quarter and $10.9 million for the year ended December 31, 2010. The affected loans are all in Florida and the write down brings the loan balance in line with the current valuations. As a result of the write down, the revised net loss for the fourth quarter ended December 31, 2010 was $116,000, or $0.06 loss per basic and diluted common share, compared with the $420,000 in net earnings, or $0.01 loss per basic and diluted common share previously reported for the period. For the year ended December 31, 2010, the revised net loss was $23.4 million, or $2.30 loss per basic and diluted common share, compared with net loss of $22.9 million, or $2.25 loss per basic and diluted common share, previously reported. The write down also reduced shareholders’ equity and total assets as of December 31, 2010 by the $536,000 after-tax decrease in net earnings.

As of December 31, 2010, the Company had approximately $21.7 million in net deferred tax assets. In accordance with generally accepted accounting principles, deferred tax assets are subject to an evaluation of whether it is more likely than not that they will be realized. As of December 31, 2010, the Company has concluded that it will not be required to recognize a valuation allowance and a corresponding income tax expense with respect to any portion of the deferred tax asset.

For regulatory capital purposes, the realization of the net deferred tax asset is more limited than under generally accepted accounting principles. Accordingly, the Company has determined that solely for purposes of the regulatory capital calculation, a portion of its net deferred tax asset as of December 31, 2010 would be disallowed. The disallowance had no impact on the Company’s net income, earnings per share and related ratios, shareholders’ equity or tangible shareholders’ equity, but did decrease the Company’s and Encore Bank’s regulatory capital ratios. The write down on assets held-for-sale discussed above also caused a small reduction in the Company’s regulatory capital ratios. At December 31, 2010, the Company’s Tier 1 risk-based, total risk-based and leverage capital ratios as revised were 12.94%, 14.20% and 8.17%, respectively. In addition, Encore Bank’s capital ratios continue to exceed the regulatory capital definitions of “well capitalized”.

The Company has revised certain financial schedules and financial data furnished with the Initial Report, which are attached hereto as Exhibit 99.1.

As provided in General Instruction B.2 to Form 8-K, the information furnished in Item 2.02 and Exhibit 99.1 of this Current Report on Form 8-K/A shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following is furnished as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

99.1	Certain Revised Financial Schedules and Financial Data of the Press Release issued by Encore Bancshares, Inc. dated January 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE BANCSHARES, INC.
(Registrant)

Dated: March 2, 2011	By:	/s/ James S. D’Agostino, Jr.
James S. D’Agostino, Jr.
Chairman and Chief Executive Officer